EXHIBIT 99.2

CONTACT:     James A. Zweifel
             President Casinos, Inc.
             314-622-3018

                                                         FOR IMMEDIATE RELEASE

          PRESIDENT CASINOS, INC. COMPLETES THE ACQUISITION OF
                      REAL ESTATE AND IMPROVEMENTS
                         IN BILOXI, MISSISSIPPI


St. Louis, Missouri, July 24, 1997 -- President Casinos, Inc. (NASDAQ: PREZ) announced today that it has completed the acquisition of certain real estate and improvements located on the Gulf Coast in Biloxi, Mississippi from J. Edward Connelly Associates, Inc. ("JECA", successor to BH Acquisition) for approximately $40.5 million. The property comprises approximately 260 acres and includes the Broadwater Resort and Broadwater Tower, two hotels with over 500 rooms, the 138-slip Broadwater Marina, and the adjacent 18-hole Sun Golf Course. The Broadwater Marina is currently the site of President's casino operations in Biloxi and is leased by President from JECA under a long-term lease agreement. JECA is wholly owned by John E. Connelly, the Chairman and principal stockholder of President.

President has invested $5.0 million in a newly formed subsidiary, President Broadwater Hotel, LLC which has purchased the Broadwater properties. In addition, this subsidiary has financed the purchase with $30.0 million of outside financing and $10.0 million of purchase money preferred equity from JECA. Such financing is non-recourse to President Casinos, Inc.

John S. Aylsworth, Executive Vice President and Chief Operating Officer of President Casinos, Inc. commented: "This is a tremendous site for development of a full-scale luxury destination resort offering an array of entertainment attractions in addition to gaming. With its beachfront location and contiguous 18-hole golf course, this is certainly the best site for such a development in this rapidly growing market. It is also uniquely qualified to be a multi-casino facility. We intend to seek a joint venture partner to develop this site."

President Casinos, Inc. owns and operates riverboat and dockside gaming facilities in Davenport, Iowa, Biloxi, Mississippi and downtown St. Louis, Missouri near the base of the Gateway Arch.

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